EXHIBIT 99.1

March 11, 2004
11:00 am CT

Operator:

Good afternoon. My name is (Lahoya), and I will be your conference facilitator today. At this time I would like to welcome everyone to the Fourth Quarter and Year-end conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, please press Star then the Number 2 on your telephone keypad.

Thank you. Mr. Roseman, you may begin your conference.

Steven Roseman:

Thank you. Good morning, everyone, and welcome to our conference call for Sun Healthcare Group, Inc. By now you should have seen a copy of our press release.

Before turning the call over to Rick Matros, Sun's Chief Executive Officer and Chairman of the Board, I'd like to read a brief statement. During the course of this conference call the company may make projections or other forward-looking remarks regarding future events or the future financial performance of the company. We wish to caution that such statements are just predictions, and actual events or results may differ materially. We refer you to the documents the company files from time-to-time with the Securities and Exchange Commission. Those documents contain important factors that could cause actual results to differ materially from those contained in the company's projections or forward-looking statements.

With that said, let me turn the call over to Rick Matros.

Rick Matros:

Thanks, Steven.

Well now that we've got that out of the way, good morning, everybody. Thanks for joining us on the call. I'm going to start by just doing a recap of where we are in the restructuring, talk about some of the recent events with the company, address some of the issues in the press release, go through some statistics in our operating unit, and then talk about what our focus is going to be for 2004. And at that point I'll turn it over to Kevin Pendergest, our CFO, to provide some additional detail on the numbers, and then we'll open it up to Q&A.

Our restructure is essentially done. We've got a handful of nursing homes that we're still transitioning and expect to get through those in the next few months. They don't have a material impact on the company at this point, so for all intents and purposes we view our restructure as being completed.

Our profile in our inpatient business once the remaining facilities transition will leave us with 101 facilities. Of the 101 facilities 84 of those are (SNF'S), 8 are assisted living, 6 are mental health, and 3 are specialty hospitals. One's an (LTAC), one's a rehab hospital, and one is a psych hospital.

There are a couple of significant occurrences as part of the restructure. And one was the downsizing in California. You may recall we had about 240 facilities. One third of those were in California. We will now be down to 19 facilities in California. Only 11 of those are nursing homes. So we've sized down significantly in California.

Our rents across the board since, as everybody knows, we lease most of our facilities, were well above market. As a result of the restructure we've improved our rent as a percent of revenues on our inpatient business by 300 basis points from 10% of inpatient revenues to 7% of inpatient revenues. Our rents all in on the consolidated company are about 6% of revenues.

The mix of the business has changed significantly over the last two years. Our dependence on Medicaid as of year-end '03 is now 36% of total revenues for the company, down from 45.3% at the end of 2001. Most of that swing came from a switch in private pay, which at the end of 2001 was about 28% and at the end of 2003 it's 38-1/2%. So that's a 10-point swing there. Medicare has been essentially flat over the past couple years at about 25-1/2% of revenue.

The first quarter so far obviously has been - we've gotten off to a good start for the company. As you all know, we got listed on NASDAQ yesterday. We got the equity raise done, $56.2 million. And when we filed our K last week, the going concern qualification was lifted. So, you know, at this point we still obviously have work to do to get this company healthier and to grow the company. I'll talk more about our focus in a few minutes in that regard.

We're not going to be giving guidance on this call, but we expect to give guidance when we do our first quarter call that's just a couple of months away. We wanted to take this first quarter to see how things were trending. This is really the first year since I've been with the company that we're entering into a new year with no significant distractions. We can focus on operating our business.

And although we've improved the business 2002 to 2003, we did obviously have tremendous distractions with the restructure. So I want to get a sense of what our trends look like. We've got some restructuring costs that spilled over from 2003 to the first quarter. We want to bleed those out. So I think, when we have our first quarter call, we'll be in a pretty good position to give guidance with some confidence at that point in time. So we'll be doing that then.

In terms of the press release, the year-ended December 31, 2003 we reported net revenues of $834 million and net income of $400,000. That net income though included income on discontinued operations of about $35-1/2 million. That was primarily a gain on the sale of our pharmacy company in July of '03. That compares with total net revenues for December 31, '02 of about $981 million and a net loss of $451 million. That net loss excludes the discharge of debt, which is about $1-1/2 billion, but does include an impairment charge of about $408 million.

For the quarter ended December 31st we reported total net revenues of $212.5 million and a net loss of $13.9 million. That included an impairment charge of $2.8 million and restructuring costs of $4.7 million. That compares with total revenues of about $197-1/2 million for the quarter ended December '02 and a net loss of $415.4 million for the three-month period ending '02, the core of that containing the impairment charge of $408 million.

Let me know go through some of the stats on our inpatient business. In terms of our compliance, as you know, that's been a huge focus for the company given its regulatory history. We've continued to show improved compliance in 2003 over 2002. Our deficiency average was down 14-1/2%. Our average deficiency per facility was 6.62. And that compares favorably to proprietary chains in general, which have a deficiency average of 8.13. Our denial of payment days was down 66.7%. So none of us here think that we accomplished what we needed to accomplish in compliance. But I think we've effectively improved it relatively dramatically and also improved the company's reputation relative to compliance in the local communities in which we operate.

SunBridge is our inpatient business. Our same store revenue was up 5.1% in the fourth quarter '03 versus the fourth quarter '02. Year-over-year our revenues were up 4.1%.

Our occupancy quarter-over-quarter was down 60 basis points, 89.4% versus 90% year-over-year, down 50 basis points, 89.5% versus 90%. We really don't see any trend occurring there. I think part of it from our perspective was all the restructuring that we were going through. So we don't expect any downward trend there whatsoever.

Our Medicare mix year-over-year improved 70 basis points from 11.3% - and these are days I'm talking about not revenue - to 12% of total days. Our Medicare as a percent of revenue went from 28.5% year ending '02 to 27.7% year ending '03. And that was primarily a result of our Medicare rate being lower in '03 overall versus '02 although we obviously have an increase of the administrative fix and the market basket in the fourth quarter of '03.

Our Medicare rates - and what I'm going to do here is break out for you the Medicare Part A rates, not the total Medicare A and B, because that gives you a better sense of how the market basket and the administrative fix impacted our rates. Our Part A Medicare rates were up $23.23 or 7.7% from the prior year's quarter. So in terms of actual dollars, quarter ending 2002 was $300.24, quarter ending 2003 $323.47. Our Medicaid rates were up 8.4% year-end for the full year year-over-year and 10.5% for the fourth quarter.

Our average per diem in the (SNF'S) was up 7.6% '03 versus '02 and 4.7% - I'm sorry - 7.6% for the quarter ending '03 versus the quarter ending '02 and up 4.7% for the year ending '03 versus the year ending '02.

Our temporary use of agency has also shown dramatic improvement. We were down 29.2% in the quarter that just ended versus the quarter of 2002. Year-over-year our use of temporary agency was down 27.8%. We spent $5.3 million on agency in 2003, and we spent 1.2 in the quarter ending '03.

Our weighted average rates year-over-year - and this is still the inpatient business - were up 3.2%. For the quarter, however, our weighted average rate was up less than a percent.

Our EBITDAR for the quarter - this is our inpatient business again, SunBridge - was $20.4 million. Year-over-year we improved from $48.2 million in 2002 on our inpatient business to $65.9 million. Our EBITDAR as a percent of revenue year-over-year was 9% in 2002, 11.8% in 2003. But we ended the year in the fourth quarter at 14.1%.

Our EBITDA for our inpatient business for the year ending 2002 was 1%, and that's $5.2 million. For the year ending 2003 we were 25.3 million, and that was 4.5%. But we ended the fourth quarter of '03 at $10.1 million or 7% as a percent of revenue.

Next I wanted to talk a little bit about our rehab business. Other than our long-term care business, our rehab company went through the most change in 2003 because it was very directly affected by all the divestitures that we did.

In 2002 we had 216 affiliated contracts. We had 320 non-affiliated contracts. We ended December '03 with 100 affiliated contracts and 361 non-affiliated. So we've actually improved the number of non-affiliated contracts we've had year-over-year. Our non-affiliated contracts as a percent of total contracts is now 78%. Our non-affiliated revenue as a percent of total revenues is 76%.

Our days sales outstanding has also shown some nice improvement year-over-year. Our inpatient business on a same store basis, which is the bulk of our receivables, improved from 47 days in 2002 to 41 days in 2003. There may be some room for improvement there, but we've gotten pretty efficient in that regard. And in terms of our other businesses our DSO changes weren't particularly material.

For 2004 our focus is on a number of areas. In terms of our inpatient business our focus is on continued compliance improvement, focusing on our cost, but much of our focus is going to be on top line improvement and mix improvement for 2004.

In SunDance, our rehab business, our focus is going to be on developing new contracts. When we went through the process where we thought we were going to be selling the company to Beverly, our pipeline, which has traditionally been pretty full, did dry up some during that process. And we see that picking up pretty nicely as we speak right now.

Career staff, which is our medical staffing business, our primary focus there is going to be to build the nursing component of that business. Historically that business with Sun has focused on the allied component in that sector, which is primarily rehab and pharmacy, and there wasn't much attention paid to nursing. We started building the nursing business last year. But for those of you that follow that sector, you're aware that that sector has been very soft for the last year. But our focus will be on building the nursing business this year. There's some clear synergy between our staffing business and our inpatient business, if we're successful doing that.

We'll also be focusing on continued reduction of overhead. I think we did a relatively decent job of bringing our overhead down in '03. But our overhead reduction naturally trailed the divestitures that we did. So our overhead, as we sit here today, is higher than it will be when we exit '04. So we expect to see continuing improvement on our overhead.

The other piece that we'll be focusing on is our risk management programs to improve our workers' compensation. And I think part of what you're going to see over the next year plus from the company is the sort of dissipation of the legacy of both workers' compensation for the company and GPL. You know, we have - as you probably know, on both those areas there's a long tail on those claims. And the tail, as it pertains to Sun and goes back to when the company, had as many as 300 buildings. So we're still carrying the burden of that tail. As time goes on, that tail starts to dissipate. It gets less weight from the actuaries and in some cases drops off completely as a statute of limitations kick in and things like that. So we expect to see sort of a natural improvement there as we go into 2005 and then further obviously into 2006. But that said, we've got very proactive programs in place on both the GPL side and the workers' comp side.

The only way the company could have cleansed itself of that legacy would have been to go through another reorganization. And if we did that, obviously in all likelihood we would have wiped out shareholder equity, most of it if not all of it. So once we saw the opportunity to finish the company's restructuring without putting it through another reorganization, it's clearly our responsibility to shareholders to do that and to bear some of those additional costs until they dissipate over a period of time.

And then finally we will be focused on looking at acquisitions again. We'll be looking at acquisitions across all of our business lines, the inpatient business, the home health business, the medical staffing business, and the rehab business. So, you know, we feel pretty good about where we are. We're certainly not resting on our laurels. You know, the "what have you done for us lately," we apply that to ourselves. You know, we're very amped about the company right now. The team feels good about what we've done. And we're really focused on taking it to another level and having some nice growth. Any growth you'll see from us going forward will not mirror the way this company has grown historically. And you know, for me and my history and how I've built my businesses, I've never grown like that. We'll look at selective acquisitions that are digestible and bring value to our shareholders upon confirmation of those deals. We'll not grow indiscriminately. We'll not bite off more than we can chew. So to that extent, while we'll be opportunistic, we don't feel that we have to pull the trigger on doing the deal just to get a deal done now. You know, we feel like we're in pretty good shape. We've got enough up side on a same store basis to be focused on that. We can take our time and look at opportunities as they present themselves in a rational and thoughtful fashion.

So with that, let me turn it over to Kevin Pendergest.

Kevin Pendergest:

Thanks, Rick.

First of all I hope you all found the expanded level of information provided in the K this year helpful. Our intent was to provide additional information to make your analysis of the company easier.

In addition to the expanded detail that we provided there's three changes that were made with respect to the financial statements that you should probably be aware of it, as you review the K. The first two will only affect the 2002 financials. The first of that, is that the $407 million impairment charge that Rick referred to that we took last year, a portion of that was reclassified this year, actually almost $129 million of that was reclassified this year and booked as part of the loss from discontinued operations in accordance with FAS144.

The second change is that in the 2002 financial we had a $1.5 billion extraordinary gain that was booked in 2002. And that's been reclassified as a gain on extinguishment of debt and reflected in the operating results of the predecessor company in accordance with subsequent guidance provided in 2003 by FAS145 that essentially determined that the extinguishment of debt is no longer considered to be extraordinary.

The third change has to do with how we classify restricted cash and related liability for the workers' comp accrual. Up through the last quarter we've always included the entire amount or workers' comp liability as a current liability and correspondingly classified all the restricted cash on the books the same way. As of December 31st, we classify within the current portion of the self-insurance obligations only that amount of the total workers' comp that we believe is payable within the first year with the remainder being classified as long-term. And consistent with that methodology we now also include in the current portion of restricted cash only an amount equal to the funding for the current portion of the workers' comp with remainder being classified as non-current. That had some slight impact on our working capital numbers, if you were trying to compare quarter-to-quarter.

Finally, I'd like to remind you again for the last time, since next year we won't be including any of the 2002 numbers in our future filings, that in accordance with FAS144 for the accounting for the impairment or disposal of long lived assets, the net financial results associated with the 127 inpatient facilities and other operations including our pharmacy that were divested in 2003 are reflected in the discontinued operations section of the income statement rather than as part of the operating income statement. However, for 2002 the results of the first two months ended February 28th for these divested facilities are included in our results for operations instead of discontinued operations because of bankruptcy accounting. Accordingly any comparison for the full 12 month periods ended 12-31-2002 and 12-31-2003 is really meaningless.

Since Rick has already touched on the key operating and restructuring results, I'll limit my comments to balance sheet and liquidity matters. Our cash and cash equivalent balances of $40.1 million and available borrowing capacity of $31 million totaled $39-1/2 million at December 31, 2002. As of March 1, 2004, we had cash and cash equivalents of $40.1 million and borrowing capacity of $30.1 million for a total of $70.2 million.

Net cash used by operating activities for 2003 or provided from operating activities for 2003 was $36.8 million, which included approximately $14.6 million of restructuring and refinancing related fees and expenses. After CAPEX of $16.6 million, we generated positive cash flow of $20.2 million for the year prior to reorganization cost, debt repayments, and asset sales.

The majority of that $20 million was realized in the fourth quarter largely due to the receipt of approximately $11 million in December for workers' comp retro adjustments, and from collections of accounts receivable related to our divested facilities.

Reorganization costs related to the 1999 bankruptcy that were paid in 2003 amounted to $10.2 million and repayment of long term debt obligations amounted to $5.6 million.

Proceeds from the asset sales and collection of long term receivables totaled $84.5 million of which almost the entire amount of that was used to pay off the term loan and pay down revolving credit facility.

Our working capital improved slightly during 2003. During the year we retired approximately $99.6 million of old debt previously classified as current. Approximately $66.9 million of this working capital improvement was offset by an increase in our allowance for doubtful accounts related to our policy for accruing for divested facilities of $25.4 million, a transfer of $26.8 million of net working capital in conjunction with the sale of our pharmacy business, and the incurrence of $14.7 million of professional fees and other restructuring costs.

CAPEX and the repayment of other long term debt accounted for an additional use of working capital of approximately $22 million. Working capital decreased by approximately $20.7 million in the fourth quarter primarily as a result of paying down - using excess cash to pay down our revolver - revolving credit facility during the quarter by $16.3 million and incurring and paying within the quarter approximately $4.7 million of professional fees and other restructuring costs.

Subsequent to year end,our working capital was significantly improved as a result of the net proceeds of $52.3 million received from the private placement of common stock and warrants in February. We anticipate that it will be further improved by the refinancing of $21.2 million of mortgage debt that comes due in May which is included as a current liability on the balance sheet of December 31st.

We are currently in negotiations to refinances these mortgages and expect upon completion that part of the $21 million will be retired and most of the remainder will be reclassified out of current and into long term.

Accounts receivable decreased during the year by approximately $118 million primarily due to the reductions in accounts receivable balances of the 127 facilities that were divested and the sale of the pharmacy operations combined with the increase in the allowance (recorded) against the accounts receivable for those facilities that were divested.

At December 31st, the allowance for the divested facilities was $39.1 million compared to $13.7 for the same facilities at December 31st of 2002 or an increase of $25.4 million.

As a result of the changes I mentioned earlier in the call the current portion of restricted cash at December 31st only includes $22.4 million related to amounts funded for workers' comp.  It also includes $5 million for general professional liability, and $6.3 million for bank collateral plus various mortgages and bond payments.

The non-current portion of restricted cash includes $31 million related to workers' comp and $2.9 million maintained to repay mortgages.

Property and planned equipment showed a net decrease during the year of $8.2 million which reflected dispositions primarily related to the Inpatient divestitures of $13.1 million, capital expenditures of $16.6 million, depreciation of $9.4 million, and the impairment of $2.3 million.

Total debt decreased during the year by $117 million as a result of reduction in our senior credit facilities of about $86.5 million, the mortgage and IRB debt of approximately $25 million, and other long term debt of $5.8 million as a result of principal and interest payment - or principal payments according to the individual debt agreements.

The current portion of long term debt decreased by $99.6 million as a result of the decrease in our senior debt plus the reclassification of the remaining $13.1 million of our revolver as long term at December 31st, the forgiveness of mortgages of $20.8 million that were in default offset by a reclassification of the long term debt to the current portion for those mortgages that come due in May.

At December 31st we carried total reserves of $197 million for accrued self-insurance obligations split between current and long term liabilities. Included in this amount is $121.7 million for general and professional liability, $69.6 million for workers' comp, and $5.8 million for group health.

The portion of the above expenses included in the long term liability component is comprised of $90.9 million of general professional liability and $47.2 million of workers' comp.

As of December 31st $138.7 million of the total accrued self-insurance obligations were unfunded of which $116.7 million is attributable to the general professional liability, $16.2 million to workers' comp, and $5.8 to group health.

Current liabilities including accounts payable, accrued comp, and other liabilities all decreased during the year as a result of the restructuring process.

In summary we're very pleased with the progress we made in 2003 in decreasing our debt levels, improving our liquidity, and strengthening our balance sheet. And that concludes my comments for today and I'll turn it back over to Rick.

Rick Matros:

Okay why don't we open it up to Q&A now.

END